TIMET AND ROLLS-ROYCE ENTER INTO NEW LONG-TERM SUPPLY AGREEMENT

DALLAS, TEXAS . . . March 19, 2007 . . . Titanium Metals Corporation (“TIMET”) (NYSE: TIE) announced today that it has entered into a new, long-term titanium supply agreement with Rolls Royce plc and certain of its affiliates (“Rolls-Royce”). The agreement, effective as of January 1, 2007, provides for TIMET’s supply of titanium products to Rolls-Royce for gas turbine engine production through 2016. Total revenues over the term of the contract are estimated to be in excess of $2 billion. TIMET will continue to be the primary supplier of Rolls-Royce’s titanium requirements for its gas turbine engines.

Steven L. Watson, CEO and Vice Chairman of the Board of Directors of TIMET, noted, “This new agreement extends our longstanding strategic relationship with Rolls-Royce to each company’s world-wide affiliates, reflecting the global nature of our companies’ operations. We believe this new agreement also further solidifies TIMET’s industry-leading position on hollow fan blade titanium components for aircraft engines and provides opportunities to grow with Rolls-Royce in the development of engine programs for the latest generation of twin-aisle aircraft such as the Trent 900® for the Airbus A380 and the Trent 1000® for Boeing’s 787 Dreamliner and offers potential growth in future programs such as the Airbus 350XWB.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “should,” “could,” “anticipates,” “expects,” “estimates” or comparable terminology or by discussions of strategy or trends. Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium metals and commercial aerospace industries, global economic and political conditions, changes in global productive capacity, the performance of TIMET, its customers and suppliers under long-term agreements, changes in customer inventory levels, changes in product pricing and costs, changes in foreign currency exchange rates, availability of raw materials, competitive products, strategies and technologies, operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the outcome of litigation and other risks and uncertainties detailed in the TIMET’s Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. TIMET disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information concerning TIMET is available on its website at www.timet.com.

• • • • •